Exhibit 99.1

Isoray Completes Merger with Viewpoint Molecular Targeting to Advance New Treatment Paradigm in Targeted Precision Oncology Medicine

The combination delivers the promise of bringing powerful new perspectives to the rapidly emerging field of Alpha-Particle radiopharmaceuticals

RICHLAND, WASHINGTON & CORALVILLE, IOWA – February 6, 2023 – Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy, today announced the successful completion of the merger with privately-held Viewpoint Molecular Targeting, Inc. The combined companies’ focus will be the advancement of cancer treatments using radiation, radiopharmaceuticals, and imaging technologies so that precision, targeted medical doses are delivered directly to cancer patient tumor sites. Viewpoint Molecular Targeting CEO Thijs Spoor has been named Chief Executive Officer and outgoing Isoray CEO Lori Woods assumed the role of Chairperson of the Board of Directors of the combined companies. The closing of the all-stock transaction became effective on February 3, 2023.

Outgoing Isoray CEO Lori Woods said, “This merger represents an important milestone for Isoray. The merger with Viewpoint Molecular Targeting demonstrates our commitment to build on our shared belief of treating cancers from the inside out while providing personalized targeted treatment options for cancer patients. We look forward to delivering a path forward that speaks to the continued growth of the combined companies benefitting patients and the doctors who treat them, while increasing stockholder value.”

Incoming Isoray CEO Thijs Spoor commented, “The merger of Isoray and Viewpoint represents a powerful combination of two complementary businesses in the field of radiopharmaceuticals. The mission of the combined company is to further develop the role of Cesium-131 for the treatment of a variety of cancers while we expand on our exciting and novel pipeline of proprietary targeting peptides to diagnose tumors in order to deliver powerful Targeted Alpha Therapies (TAT’s). The use of alpha-particle radiation with proprietary targeted delivery agents has the potential to transform the treatment paradigm of patients suffering from early stage cancers.”

About the Merger

At the closing of the merger, each issued and outstanding share of common stock of Viewpoint was converted into 3.1642 shares of Isoray common stock for a total of 136,545,075 shares, or approximately 49%, of the 278,657,841 shares of outstanding common stock of Isoray. Other than cash paid in lieu of fractional shares which amounted to $14.80, there was no cash consideration paid in connection with the merger.

Concurrent with the closing of the merger, the size of Isoray’s Board of Directors was increased to five members comprised of Lori Woods (Chairperson), Thijs Spoor, Dr. Frank Morich, Robert Williamson, and Michael McCormick.

Contacts

Isoray Investor Relations: Mark Levin (501) 255-1910

Viewpoint Investor Relations: Chuck Padala (941) 741-7792

Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray

Isoray, Inc. is a medical technology company pioneering advanced treatment applications and devices to deliver targeted internal radiation treatments for cancers throughout the body. Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Follow us on LinkedIn and Twitter.

About Viewpoint Molecular Targeting

Viewpoint Molecular Targeting is a radiopharmaceutical company developing precision oncology therapeutics and complementary diagnostic imaging agents. The Company’s proprietary technology utilizes the isotope lead-212 to deliver powerful alpha radiation specifically to cancer cells via specialized targeting peptides. Viewpoint is also developing complementary imaging diagnostics that incorporate the same targeting peptides which provide the opportunity to personalize treatment and optimize patient outcomes. This “theranostic” approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments.

The Company’s melanoma (VMT01) and neuroendocrine tumor (VMT-a-NET) programs are entering Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary lead-212 generator to secure isotope supply for clinical trial and commercial operations. For more information, please visit the Company’s website www.viewpointmt.com.

Safe Harbor Statement

Statements in this news release about Isoray’s future expectations, including those regarding the anticipated synergies and benefits of the merger with Viewpoint Molecular Targeting, Inc., and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as whether and to what extent the anticipated benefits of the merger are realized; the ability of Isoray to manage growth and successfully integrate its business with Viewpoint; whether Isoray and Viewpoint can maintain their key employees; the ability to raise ongoing capital to fund added costs of research and development related to the Viewpoint business; the risk that the merger disrupts current plans and operations; the outcome of any legal proceedings that may be instituted against Isoray and/or Viewpoint following consummation of the merger; and other risks detailed from time to time in Isoray’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.